Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

Genco Shipping & Trading Limited Completes Acquisition of Nine
Capesize Vessels

Takes Delivery of Genco Claudius

NEW YORK, January 5, 2010 – Genco Shipping & Trading Limited (NYSE: GNK) today announced that it has taken delivery of the Genco Claudius, a 169,025 dwt Capesize newbuilding. The Genco Claudius is the final vessel to be delivered to the Company under Genco’s previously announced agreement on July 18, 2007 to acquire nine Capesize vessels from companies within the Metrostar Management Corporation group.

The Genco Claudius was delivered to its charterer, Cargill International S.A., on January 4, 2010 to commence a time charter for 10.5 to 13.5 months at a rate of $36,000 per day, less a 5% third party brokerage commission. Currently, Genco has approximately 51% of its fleet’s estimated available days secured on contracts for 2010.

The Company used its available cash to pay the remaining balance of $96.0 million for the Genco Claudius.

The following table reflects the current employment of Genco’s fleet:
Vessel	Year Built	Charterer	Charter Expiration (1)	Cash Daily Rate (2)	Net Revenue Daily Rate (3)

Capesize Vessels
Genco Augustus	2007	Cargill International S.A.	January 2010	45,263	62,750
Genco Tiberius	2007	Cargill International S.A.	February 2010	45,263	62,750
Genco London	2007	SK Shipping Co., Ltd	August 2010	57,500	64,250
Genco Titus	2007	Cargill International S.A.	September 2011	45,000(4)	46,250
Genco Constantine	2008	Cargill International S.A.	August 2012	52,750(4)
Genco Hadrian	2008	Cargill International S.A.	October 2012	65,000(4)
Genco Commodus	2009	Morgan Stanley Capital Group Inc.	June 2011	36,000
Genco Maximus	2009	Cargill International S.A.	February 2010	31,750
Genco Claudius	2010	Cargill International S.A.	November 2010	36,000(5)

Panamax Vessels
Genco Beauty	1999	LD Commodities Suisse, Geneva	March 2010	19,125

Genco Knight	1999	Swissmarine Services S.A.	February 2010	16,500
Genco Leader	1999	Baumarine AS/Klaveness Chartering	Jan 10/Dec 10	20,742/20,000(6)
Genco Vigour	1999	C Transport Panamax Ltd.	January 2010	20,000
Genco Acheron	1999	Global Chartering Ltd (a subsidiary of ArcelorMittal Group)	July 2011	55,250
Genco Surprise	1998	Hanjin Shipping Co., Ltd.	December 2010	42,100
Genco Raptor	2007	COSCO Bulk Carriers Co., Ltd.	April 2012	52,800
Genco Thunder	2007	Klaveness Chartering	March 2010	20,000

Supramax Vessels
Genco Predator	2005	Bulkhandling Handymax A/S	April 2010	Spot(7)
Genco Warrior	2005	Hyundai Merchant Marine Co. Ltd.	November 2010	38,750
Genco Hunter	2007	Pacific Basin Chartering Ltd.	February 2010	17,000
Genco Cavalier	2007	Clipper Bulk Shipping NV	February 2010	16,750

Handymax Vessels
Genco Success	1997	Korea Line Corporation	February 2011	33,000(8)
Genco Carrier	1998	Louis Dreyfus Corporation	March 2011	37,000
Genco Prosperity	1997	Pacific Basin Chartering Ltd	June 2011	37,000
Genco Wisdom	1997	Hyundai Merchant Marine Co. Ltd.	February 2011	34,500
Genco Marine	1996	STX Pan Ocean Co. Ltd.	February 2010	15,500
Genco Muse	2001	Global Maritime Investments Ltd.	January 2010	15,000

Handysize Vessels
Genco Explorer	1999	Lauritzen Bulkers A/S	February 2010	Spot(9)
Genco Pioneer	1999	Lauritzen Bulkers A/S	February 2010	Spot(9)
Genco Progress	1999	Lauritzen Bulkers A/S	February 2010	Spot(9)
Genco Reliance	1999	Lauritzen Bulkers A/S	November 2010	Spot(9)
Genco Sugar	1998	Lauritzen Bulkers A/S	November 2010	Spot(9)
Genco Charger	2005	Pacific Basin Chartering Ltd.	November 2010	24,000
Genco Challenger	2003	Pacific Basin Chartering Ltd.	November 2010	24,000
Genco Champion	2006	Pacific Basin Chartering Ltd.	December 2010	24,000

(1) The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Except for the Genco Titus, Genco Constantine, and Genco Hadrian under the terms of each contract, the charterer is entitled to extend the time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire. The charterer of the Genco Titus and Genco Hadrian has the option to extend the charter for a period of one year.  The Genco Constantine has the option to extend the charter for a period of eight months.
(2) Time charter rates presented are the gross daily charterhire rates before third-party commissions ranging from 1.25% to 6.25%. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.
(3) For the vessels acquired with a below-market time charter rate, the approximate amount of revenue on a daily basis to be recognized as revenues is displayed in the column named “Net Revenue Daily Rate” and is net of any third-party commissions. Since these vessels were acquired with existing time charters with below-market rates, we allocated the purchase price between the respective vessels and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.  For cash flow purposes, we will continue to receive the rate presented in the “Cash Daily Rate” column until the charter expires.
(4) These charters include a 50% index-based profit sharing component above the respective base rates listed in the table. The profit sharing between the charterer and us for each 15-day period is calculated by taking the average over that period of the published Baltic Cape Index of the four time charter routes, as reflected in daily reports. If such average is more than the base rate payable under the charter, the excess amount is allocable 50% to each of the charterer and us. A third-party brokerage commission of 3.75% based on the profit sharing amount due to us is payable out of our share.
(5) We have reached an agreement to charter the vessel for 10.5 to 13.5 months at a rate of $36,000 per day, less a 5% third-party commission and commenced on January 4, 2010.
(6) We reached an agreement to enter the vessel into the Baumarine Pool with an option to convert the balance period of the charter party to a fixed rate, but only after June 1, 2009. We exercised the option to convert the balance period of the charter party to a fixed rate on June 3, 2009 at a gross rate of $20,742 per day. We further reached an agreement to charter the vessel for 10.5 to 13.5 months at a rate of $20,000 per day, less a 5% third-party commission. The vessel is expected to enter into the time charter following the completion of its previous time charter on or about January 16, 2010.
(7) We entered the vessel into the Bulkhandling Handymax Pool with an option to convert the balance period of the charter party to a fixed rate, but only after January 1, 2009. We extended the charter party by an additional 5 to 7.5 months starting November 5, 2009. In addition to a 1.25% third-party brokerage commission, the charter party calls for a management fee.

(8) We extended the time charter for an additional 35 to 37.5 months at a rate of $40,000 per day for the first 12 months, $33,000 per day for the following 12 months, $26,000 per day for the next 12 months and $33,000 per day thereafter less a 5% third-party commission. In all cases, the rate for the duration of the time charter will average $33,000 per day. For purposes of revenue recognition, the time charter contract is reflected on a straight-line basis at approximately $33,000 per day for 35 to 37.5 months in accordance with U.S. GAAP.
(9) We have reached an agreement to enter these vessels into a spot pool managed by Lauritzen Bulkers beginning at the expiration of their current time charters in August 2009. Under the pool agreement, we can withdraw up to three vessels with three months’ notice until December 31, 2009 and the remaining two vessels with 12 months’ notice. After December 31, 2009, we can withdraw up to two vessels with three months’ notice and the remaining three vessels with 12 months’ notice.

About Genco Shipping & Trading Limited
Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited currently owns a fleet of 35 drybulk vessels, consisting of nine Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize vessels, with an aggregate carrying capacity of approximately 2,903,000 dwt.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements with respect to the commencement of time charters and are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative expenses; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (ix) the number of offhire days needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims including offhire days; (x) the Company’s acquisition or disposition of vessels; and other factors listed from time to time under “Risk Factors” and other sections of our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and its subsequently filed reports on Form 10-Q and Form 8-K.

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